EXHIBIT 10.43

October 30, 2014

Gregory J. Heinlein
866 Rosastone Trail
Houston, Texas 77024

Re: Transition and Separation Agreement

Dear Greg:

This letter, upon your signature, will constitute the agreement between you and ION Geophysical Corporation (hereinafter “Employer”) regarding the terms of your transition and separation from employment with Employer. This agreement acknowledges the parties’ desire to end the employment relationship and terminate the Employment Agreement dated November 28, 2011 (hereinafter “Employment Agreement”) by accepting your resignation in the form set forth in Exhibit A.

1.
Your employment as the Chief Financial Officer of the Company and the Employment Agreement will be deemed to end effective upon the simultaneous return by you to the Employer of (i) the Resignation attached hereto at Exhibit A and (ii) the Non-Revocation Statement attached hereto as Exhibit B, both no earlier than eight days after your execution of this agreement (the “Separation Date”); provided that, you will continue to be a general employee of the Company acting as the Advisor to the CFO until December 31, 2014. Sections 2 (Fiduciary Duty; Confidentiality) and 4 (Non-Competition; Non-Solicit; No Hire) of the Employment Agreement shall survive its termination for the time periods specified in the Employment Agreement.

2.
From the Separation Date through December 31, 2014, you agree to provide transition services to the Employer as an employee acting as the Advisor to the CFO (the “Transition Period”).Transition services will be provided in two phases:

A.
Phase 1: From the date of this letter through November 14, you will continue to report to ION’s Houston office during normal business hours and will assist with the orderly transition of information, duties and team members.

B.
Phase 2: After November 14, you will no longer be required to be present in the office for the purpose of fulfilling your transition duties except as may be requested from time to time by Steve Bate upon reasonable advance notice. During Phase 2 of the Transition Period, you will remain available to respond to questions and to assist in the transition of the business during business hours by telephone and electronic mail but will not otherwise be required to attend to any business matters on behalf of the Company.

C.
During the Transition Period, you will continue to be paid installments of your bi-weekly Base Salary as defined in the Employment Agreement as and when customarily paid by the Company as well as receive all other benefits given to other employees of the Company (401k match, medical benefits, etc.).

3.
You have received or will receive by separate cover information regarding your rights to health insurance continuation and your retirement benefits. To the extent that you have such rights, nothing in this agreement will impair those rights; more specifically, you waive no rights to bring an action pursuant to 29 U.S.C. §1132(a)(1)(B) of the Employee Retirement Income Security Act or the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) related to providing eligible employees the opportunity for continuation of participation in the employer’s group health insurance plan under certain circumstances.

4.
Except as necessary to perform your duties during Phase 1, you have returned or will immediately return to Employer any company property and any trade secrets or other confidential information belonging to Employer, including Employer computer equipment, documents and electronic files, employee identification, keys, building access cards, and other property. Any items retained for the purpose of completing Phase 1, shall be returned upon the conclusion of Phase 1. The foregoing does not include Employee’s mobile phone, outlook contacts, mobile phone number and laptop computer which Employee shall own after Employer is permitted to remove all Employer information.

5.
In consideration of your acceptance of this agreement and the return of Exhibits A and B, the Employer will provide you with (i) an aggregate amount (the “Payment”), minus applicable taxes and withholdings, equal to $330,000.00, which Payment will be paid to you in bi-weekly installments over a period of 26 pay periods at times consistent with regular payroll payments to employees of Employer commencing at the end of the Transition Period and (ii) reimbursement for Employee’s COBRA payments from the end of the Transition Period through the end of calendar year 2015. If you do not sign and return this agreement including all exhibits hereto at a date no later than the maximum period set forth in Section 12, this agreement will terminate and you will not receive any of the additional consideration outlined above or the consideration to be paid during the Transition Period because you would not otherwise be entitled to such consideration.

6.
You will remain eligible to participate in the 2014 ION Incentive Compensation Plan (ICP) for the 2014 period. The CEO will recommend payment of a bonus to Employee at the time and in the manner all other bonuses are general paid; provided that, the amount of such bonus is discretionary and must be approved by the Board and Compensation Committee.

7.
Concurrent with the execution of this Agreement, Employer will provide Employee with a letter of reference in the form attached. Employer will not have any future obligations with respect to references except to confirm the matters set forth in the letter of reference

8.
Employee agrees that Employee shall not, directly or with or through any other person, directly or indirectly, make, issue, release or authorize any written or oral statement to any third person that are derogatory or defamatory in nature with respect to Employer, or any of their respective members, directors, officers, employees, subcontractors or agents. Employer agrees that, neither Employer nor any of its officers, directors, affiliates or agents shall, directly or with or through any other person, directly or indirectly , make, issue, release or authorize any written or oral statements to any third person that are derogatory or defamatory in nature with respect to Employee, Employee’s family members, or any of his affiliates. Provided, however, that this provision shall not apply to communications required by law or made in response to a valid subpoena or other lawful order compelling a party to provide testimony or information; provided further, that in responding to a valid subpoena or other lawful order, the responding party will provide the other parties with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information. Any inquiries about Employees employment will be directed to the SVP of Human Resources.

9.	Unless required or otherwise permitted by law, you will not disclose to others any information regarding the following:

A.	Any information regarding Employer’s trade secrets or any other confidential information.

B.
The terms of this agreement, the benefit being paid under it and the fact of its payment (except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you; provided that you instruct such persons to maintain the confidentiality of the information just as you must).

10.	Complete Release, Waiver of Claims and Covenant Not to Sue.

A.
Release and Waiver: On behalf of yourself and your heirs, executors, successors and assigns, you hereby irrevocably and unconditionally release Employer and its predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors and assigns (for purposes of this Section 7, hereinafter collectively referred to as “Employer”), from all claims or demands you have, may have, or may have had based on or in any way related to your employment with Employer and your Employment Agreement, the termination of that employment and the Employment Agreement, or based on any previous act or omission by or on behalf of Employer. You further agree to waive any right you may have with respect to the claims or demands from which Employer is herewith released. This release and waiver includes, but is not limited to, any rights or claims you may have under , Title VII of the Civil Rights Acts of 1964, as amended; , 42 U.S.C. § 1981; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Family and Medical Leave Act, including the revised regulations effective January 16, 2009; the Genetic Information Nondiscrimination Act (GINA); the Equal Pay Act ; the Rehabilitation Act of 1973 and the Americans with Disabilities Act;, ADA Amendments Act of 2008; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act (WARN); 29 U.S.C. § 2101 et seq.; the Older Workers Benefit Protection Act of 1990 (OWBPA); the Occupational Safety and Health Act (OSHA); claims under the Texas Commission on Human Rights Act as codified in the Texas Labor Code, claims for discrimination or retaliation under the Texas Workers’ Compensation Act, and any other federal, state or local laws or regulations. This release and waiver also includes any claims for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, or based on claims in contract or tort. Employee expressly retains all rights pursuant to existing director and officer insurance policies held by Employer and indemnification obligations pursuant to Employer’s bylaws. On behalf of Employer and its affiliate, Employer hereby irrevocably and unconditionally releases Employee and his affiliates, agents, attorneys, employees, successors and assigns (for purposes of this Section 7, hereinafter collectively referred to as (“Employee”), from all claims or demands Employer has, may have or may have had based on or in any way related to Employee’s employment with Employer and Employee’s Employment Agreement, the termination of that employment and the Employment Agreement, or based on any previous act or omission by or on behalf of Employee. The foregoing releases and waiver also includes any claims that either party suffered, any harm by or through the actions or omissions of the other, including, but not limited to, negligence claims and any other tort, whether intentional or unintentional, or contract claims, including but not limited to defamation, invasion of privacy, and/or wrongful discharge.

B.
Scope of Release/Non-release of Future Claims based on subsequent acts or omissions: The foregoing releases and waiver, to which both parties voluntarily agree, covers all claims or demands based on any facts or events, whether known or unknown by either party that occurred on or before the effective date of this release. Each party fully understands that if any of the facts or circumstances on which they premise their execution of the foregoing releases and waiver be found, suspected or claimed hereafter to be other than or different from the facts and circumstances now believed by such party to be true, each party nonetheless expressly accepts and assumes the risk of such possible differences in fact or circumstances and agree that this release and waiver shall be and remain effective notwithstanding any such difference in any such fact or circumstances.

C.
No Future Lawsuits, Complaints, or Claims: Each party hereby waives their right to file any claim or complaint against the other arising out of Employee’s Employment Agreement or Employee’s employment with or separation from employment before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law. This agreement , does not prevent you from filing a timely charge with the EEOC (or with any other agency with similar provisions or regulations concerning the regulation of releases between private parties) concerning claims of discrimination, including a challenge to the validity of the waiver contained in this agreement; although you hereby waive your right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other federal, state, or local agency on your behalf.

11.
Denial of Liability: The parties agree that no statement or consideration given in this agreement or the execution of this agreement by any party is intended to or will constitute any evidence of wrongdoing or liability by any of them, any such admission being expressly denied.

12.
Right to Revoke Release and Waiver of Claims: You acknowledge that you have been given a copy of this Agreement and have been encouraged and advised to consult with an attorney prior to executing this Agreement. You further acknowledge that you have been given twenty-one (21) calendar days after receipt of this Agreement within which to consider its terms before signing it. In addition, for a period of seven (7) days following the execution of this Agreement, you will have the opportunity to revoke this Agreement by notifying Larry Burke, SVP of Human Resources, in writing of your intent to do so and by returning at that time any monies or other benefits paid or provided to you in connection with this Agreement.

13.
Entire Agreement/Severability: This agreement, including release, waiver and covenant not to sue, contains all of the promises and covenants exchanged by the parties, and would not have been agreed upon but for the inclusion of every one of its conditions. The terms and conditions hereof constitute the entire agreement between Employer and you and supersede all previous and contemporaneous statements, communications, representations or agreements, either written or oral, by or between Employer and you with respect to the subject matter hereof (except for the terms of any confidentiality, non-competition, non-solicitation, no-hire and/or proprietary information agreements entered by you with or for the benefit of Employer in connection with your employment and Employment Agreement). No contemporaneous or subsequent agreement or understanding modifying, varying or expanding this agreement shall be binding upon either party unless in writing and signed by a duly authorized representative of Employer and you. The release and waiver of claims and covenant not to sue contained in Paragraph 7 of this agreement are essential and material parts of this agreement.

14.
Outplacement. The Employer will provide outplacement services for the benefit of Employee with Right Management in the manner provided to all prior employees of Employers for a period of one year from the date of this agreement.

15.
Cooperation. You agree to cooperate with the Employer with regard to any litigation or other legal proceedings involving the Released Parties that relate to matters within your knowledge or responsibility. Without limiting the foregoing, with respect to any proceedings subject to this paragraph, you agree to: (i) meet with a Released Party’s representatives or counsel at mutually convenient times and places; (ii) give truthful and complete testimony to any court, regulatory authority, or other adjudicatory body; (iii) assist in responding to discovery served in the proceedings; and (iv) notify the Company of any contact by an adverse party or its counsel, except as may be prohibited by law. The Company will reimburse you for reasonable expenses incurred by you under this paragraph.

16.
Applicable Law and Venue: This agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, except to the extent that federal law may apply and have preemptive effect. All disputes arising under or relating to this Agreement shall be brought by the parties in a court of competent jurisdiction in Houston, Harris County, Texas.

I KNOWINGLY AND VOLUNTARILY CHOOSE TO ACCEPT THE TERMS OF THIS AGREEMENT IN CONNECTION WITH THE TERMINATION OF MY EMPLOYMENT.

s/s Gregory J. Heinlein            11/5/14
Gregory J. Heinlein                    Date

ION GEOPHYSICAL CORPORATION

s/s Brian Hanson            11/5/14
Brian Hanson                    Date
Chief Executive Officer

EXHIBIT A

Corporate Resignation

I, Gregory J. Heinlein, hereby resign from any and all officer, director or other executive positions I may hold with ION Geophysical Corporation and any of its subsidiaries, joint ventures or affiliates effective as of November ___, 2014.

_______________________
Gregory J. Heinlein

EXHIBIT B

Non-Revocation Statement

I, Gregorgy J. Heinlein, hereby acknowledge and reaffirm my execution of the Transition and Separation Agreement and waive all rights to revocation of the Transition and Separation Agreement.

s/s Gregory J. Heinlein
Gregory J. Heinlein

November 13, 2014